Exhibit 99.2

GENERAL MARITIME CORPORATION (NEW GENERAL MARITIME)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 16, 2008 (the “Effective Date”), pursuant to an Agreement and Plan of Merger and Amalgamation (the “Merger Agreement”), Galileo Merger Corporation (“Merger Sub”), which was a wholly-owned subsidiary of Galileo Holding Corporation (“Galileo Holding”) immediately prior to the effective time of the Merger (as defined below), merged with and into General Maritime Corporation (renamed General Maritime Subsidiary Corporation) (“Historic General Maritime”), with Historic General Maritime continuing as the surviving entity (the “Merger”), and Archer Amalgamation Limited (“Amalgamation Sub”), which was a wholly-owned subsidiary of Galileo Holding immediately prior to the Amalgamation (as defined below), amalgamated with Arlington Tankers Ltd. (“Arlington”) (the “Amalgamation” and, together with the Merger, collectively, the “Combination”). Pursuant to the Merger Agreement, and as a result of the Combination, Historic General Maritime and Arlington each became a wholly-owned subsidiary of Galileo Holding, and the name of Galileo Holding was changed to “General Maritime Corporation” (“New General Maritime”). Immediately prior to the Combination, the equity of Galileo Holding was owned 73% by Historic General Maritime and 27% by Arlington.

The accompanying unaudited pro forma condensed combined balance sheet at September 30, 2008 is presented in thousands of U.S. dollars and reflects the Combination using the purchase method of accounting, as if the Combination had closed on September 30, 2008. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2007 and nine months ended September 30, 2008 are presented in thousands of U.S. dollars and reflect the Combination as if it had closed on January 1, 2007.

The following unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with Historic General Maritime’s audited consolidated financial statements and the related notes included in Historic General Maritime’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 29, 2008, Historic General Maritime’s unaudited interim condensed consolidated financial statements and related notes included in Historic General Maritime’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2008 filed with the SEC on November 10, 2008, Arlington’s audited financial statements included in Arlington’s Annual Report on Form 10-K as amended for the year ended December 31, 2007 filed with the SEC on March 14, 2008, and Arlington’s unaudited interim condensed consolidated financial statements and related notes included in Arlington’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2008 filed with the SEC on November 10, 2008, all of which are incorporated by reference herein.

The Combination has been accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS No. 141”). In accordance with this standard, New General Maritime has concluded that Historic General Maritime is the acquirer in the Combination for financial accounting purposes. New General Maritime has considered the following factors which support this conclusion:

(1)	The entity issuing the share consideration in the Combination, New General Maritime, was renamed “General Maritime Corporation.”

(2)
Six of the seven members of the New General Maritime board of directors following the Combination were members of the Historic General Maritime board of directors immediately prior to the Combination. As a result of the Combination, the New General Maritime board of directors includes one new member, who was not previously on the Historic General Maritime board of directors, who was designated by Arlington and accepted by New General Maritime.

(3)	The members of Historic General Maritime’s senior management group are continuing in similar leadership roles with New General Maritime.

In accordance with U.S. GAAP, the cost of the Combination (see Note 2) has been allocated to the estimated fair value of Arlington’s identifiable assets and liabilities pursuant to the purchase method proscribed by SFAS 141, and is based on preliminary estimates of their respective fair values. Pursuant to SFAS 141, the cost of the Combination is based on the market price of Historic General Maritime common stock over a reasonable period of time before and after the terms of the Combination were agreed upon and announced, which we have determined to be the average closing price of Historic General Maritime common stock for a period of two days before and two days after August 6, 2008 (the date on which the Combination was announced). Accordingly, the purchase price allocation and resulting pro forma adjustments have been made solely for the purpose of preparing the unaudited pro forma condensed combined financial statements. As a consequence, the purchase price and the purchase price allocation are preliminary and subject to revision based on the final determination of the fair values of Arlington’s assets and liabilities and potential changes in the price of New General Maritime common stock after the Effective Date. The other pro forma adjustments are also preliminary.

As a result, under the purchase method of accounting, the total estimated consideration payable in the Combination, which is sometimes referred to as the merger consideration, calculated as described in Note 2 to these unaudited pro forma combined condensed financial statements, has been preliminarily allocated to Arlington’s net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values with any excess recognized as goodwill. New General Maritime’s management has made a preliminary allocation of the estimated merger consideration to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. Since these unaudited pro forma combined condensed financial statements have been prepared based on preliminary estimates of merger consideration and fair values attributable to the Combination, the actual amounts recorded for the Combination may differ from the information presented. The estimation and allocations of merger consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. A final determination of fair values will be based on the actual net tangible and intangible assets and liabilities of Arlington that existed on December 16, 2008, the date of completion of the Combination.

The unaudited pro forma combined condensed financial statements do not reflect future events that may occur after the Combination, including the potential realization of operating cost savings, general and administrative synergies or restructuring or other costs relating to the integration of the two companies, nor do they include any other non-recurring costs related to the Combination. The unaudited combined condensed pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X of the SEC.

The unaudited pro forma information reflected in the unaudited pro forma combined condensed financial statements is provided for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have occurred if the Combination had been completed on September 30, 2008 or January 1, 2007, nor are they necessarily indicative of the future operating results or financial position of New General Maritime. In addition, the unaudited pro forma financial information does not purport to indicate the financial position or results of operations of any future date or any future period. The pro forma adjustments are preliminary, subject to change and are based upon available information and certain assumptions that New General Maritime believes are reasonable on the date of this filing.

The accompanying unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements and the management’s discussion and analysis of each of Historic General Maritime and Arlington contained in the filings described above, which are incorporated by reference in this filing.

GENERAL MARITIME CORPORATION (NEW GENERAL MARITIME)
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2008
(DOLLARS IN THOUSANDS)

	Historical
	General Maritime Subsidiary Corporation	Arlington Tankers Ltd.	Pro Forma Adjustments		Unaudited Pro Forma Condensed Combined Balance Sheet
			(Note 2)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$61,790	$15,268	$(8,200	) A(2)	$38,858
			(30,000	) D
Due from charterers, net	9,732	-			9,732
Prepaid expenses and other current assets	29,593	1,259			30,852
Derivative asset	-	-			-
Total current assets	101,115	16,527	(38,200)		79,442

NONCURRENT ASSETS:
Vessels, net of accumulated depreciation	717,881	317,829	158,171	A(3)	1,193,881
Vessel deposits	13,763	-			13,763
Other fixed assets, net	11,621	-			11,621
Deferred drydock costs, net	20,906	-			20,906
Deferred financing costs, net	4,461	539	-		5,000
Derivative asset	2,706	-			2,706
Other assets	2,212	-	4,510	A(5)	6,722
Goodwill	1,245	-	56,493		57,738
Total noncurrent assets, net	774,795	318,368	219,174		1,312,337
TOTAL ASSETS	$875,910	$334,895	$180,974		$1,391,779

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$23,386	$2,804			$26,190
Deferred voyage revenue	13,510	3,409			16,919
Derivative liability	5,872	-			5,872
Total current liabilities	42,768	6,213	-		48,981

NONCURRENT LIABILITIES:
Long-term debt	611,000	229,500			840,500
Other noncurrent liabilities	2,658	-			2,658
Fair market value of time charters acquired	-	-	21,036	A(4)	21,036
Derivative liabilities	1,171	7,552			8,723
Total noncurrent liabilities	614,829	237,052	21,036		872,917
TOTAL LIA BILITIES	657,597	243,265	21,036		921,898

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common stock	314	155	107	A(1)	576
Paid-in capital	217,791	91,475	189,831	A(1)	469,097
			(30,000	) D
Retained Earnings	-	-			-
Accumulated other comprehensive income	208	-			208
Total shareholders' equity	218,313	91,630	159,938		469,881
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$875,910	$334,895	$180,974		$1,391,779

GENERAL MARITIME CORPORATION (NEW GENERAL MARITIME)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical
	General Maritime Subsidiary Corporation	Arlington Tankers Ltd.	Pro Forma Adjustments		Unaudited Pro Forma Condensed Combined Statement of Income
			(Note 2)
VOYAGE REVENUES:
Voyage revenues	$236,815	$52,847			$289,662

OPERATING EXPENSES:
Voyage expenses	37,750	-			37,750
Direct vessel expenses	46,515	15,568	(782	)B	61,301
General and administrative	34,714	4,205			38,919
Depreciation and amortization	41,292	11,501	5,841	C	58,634
Loss on disposal of vessel equipment	1,180	-			1,180
Total operating expenses	161,451	31,274	5,059		197,784
OPERATING INCOME	75,364	21,573	(5,059)		91,878

OTHER EXPENSE:
Interest income	754	266			1,020
Interest expense	(20,658)	(10,282)			(30,940)
Other expense	(14,116)	(99)			(14,215)
Net other expense	(34,020)	(10,115)	-		(44,135)
NET INCOME	$41,344	$11,458	$(5,059)		$47,743

Basic earnings per common share	$1.43				$0.88
Diluted earnings per common share	$1.39				$0.86

Weighted average shares outstanding (a)
Basic	28,957,430				54,302,956
Diluted	29,788,516				55,416,611

(a) The pro forma weighted average shares outstanding has been calculated based on the weighted number of shares of common stock outstanding during the period, adjusted to give effect to shares issued in the transaction as if such shares had been issued at the beginning of the period presented.

GENERAL MARITIME CORPORATION (NEW GENERAL MARITIME)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2007
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical
	General Maritime Subsidiary Corporation	Arlington Tankers Ltd.	Pro Forma Adjustments		Forma Condensed Combined Statement of Income
			(Note 2)
VOYAGE REVENUES:
Voyage revenues	$255,015	$70,199			$325,214

OPERATING EXPENSES:
Voyage expenses	38,069	-			38,069
Direct vessel expenses	48,213	19,956	(1,013	)B	67,156
General and administrative	46,920	2,488			49,408
Depreciation and amortization	49,671	15,642	7,459	C	72,772
Loss on disposal of vessel equipment	417	-			417
Total operating expenses	183,290	38,086	6,446		227,822
OPERATING INCOME	71,725	32,113	(6,446)		97,392

OTHER EXPENSE:
Interest income	2,482	828			3,310
Interest expense	(25,541)	(13,696)			(39,237)
Other expense	(4,127)	(7,538)			(11,665)
Net other expense	(27,186)	(20,406)	-		(47,592)
NET INCOME	$44,539	$11,707	$(6,446)		$49,800

Basic earnings per common share	$1.46				$0.89
Diluted earnings per common share	$1.43				$0.87

Weighted average shares outstanding (a)
Basic	30,402,810				56,239,765
Diluted	31,212,732				57,325,061

(a) The pro forma weighted average shares outstanding has been calculated based on the weighted number of shares of common stock outstanding during the period, adjusted to give effect to shares issued in the transaction as if such shares had been issued at the beginning of the period presented.

GENERAL MARITIME CORPORATION (NEW GENERAL MARITIME)

Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)
(Amounts expressed in thousands of United States Dollars — except for share and per share data, unless otherwise stated)

Note 1 —	Description of transaction and basis of presentation:

On August 6, 2008, Historic General Maritime and Arlington announced that they had entered into the Merger Agreement. On December 16, 2008, pursuant to the Merger Agreement, Merger Sub merged with and into Historic General Maritime, with Historic General Maritime continuing as the surviving entity, and Amalgamation Sub amalgamated with Arlington. Pursuant to the Merger Agreement, and as a result of the Combination, Historic General Maritime and Arlington each became a wholly-owned subsidiary of Galileo Holding, and the name of Galileo Holding was changed to “General Maritime Corporation.”

Pro forma adjustments giving effect to the Combination have been reflected in the unaudited pro forma condensed combined statements of income computed assuming the Combination had been completed January 1, 2007 and are discussed in Note 2. Pro forma adjustments giving effect to the Combination have been reflected in the unaudited pro forma condensed combined balance sheet computed assuming the Combination had been completed on September 30, 2008 and are discussed in Note 2.

With respect to the pro forma adjustments related to the unaudited pro forma condensed combined statements of income, only adjustments that are expected to have a continuing effect on the combined financial statements are taken into consideration. For example, the unaudited pro forma condensed combined financial statements do not reflect any restructuring expenses, payments pursuant to change-of-control provisions or integration costs that were or that may be incurred as a result of the Combination.

Only adjustments that are directly attributable to the Combination, factually supportable and that can be estimated reliably are taken into consideration. For example, the unaudited pro forma condensed combined financial statements do not reflect any cost savings potentially realizable from the elimination of certain expenses or from potential synergies, if any. Additionally, no account has been given to the potential impact of the Combination on U.S. transportation tax on the revenues and earnings of Historic General Maritime and Arlington that historically were not subject to such tax prior to the Effective Date, as such amounts cannot be reliably estimated. Prior to the Effective Date, Historic General Maritime and Arlington historically did not record a tax provision because their income was earned in jurisdictions that did not impose taxes on international shipping income, and no such taxes are anticipated for New General Maritime. As a result, New General Maritime does not expect to recognize any deferred taxes on the difference between the carrying amounts and the fair values of Arlington’s identifiable assets and liabilities.

Note 2 —	Pro forma adjustments related to the Combination:

A.  Description of transaction and basis of presentation

The Combination has been accounted for as a purchase under accounting principles generally accepted in the United States, with Historic General Maritime deemed to be the acquirer for accounting purposes. Under the purchase method of accounting, the assets and liabilities of Arlington will be recorded as of the Effective Date, at their respective fair values. Under the terms of the Merger Agreement, each share of Historic General Maritime common stock outstanding immediately prior to the effective time of the Merger, including shares of restricted common stock and shares granted under Historic General Maritime’s stock plans, has been converted into the right to receive 1.34 shares of New General Maritime common stock, and each Arlington common share outstanding immediately prior to the Amalgamation has been converted into the right to receive one share of New General Maritime common stock. Giving effect to the fixed exchange ratio of 1.34 shares of New General Maritime common stock for each share of Historic General Maritime common stock, the 15,500,000 Arlington common shares outstanding immediately prior to the Amalgamation are equivalent to 11,567,164 shares of Historic General Maritime common stock. The resulting purchase price, as well as the allocation of the excess consideration paid for the Arlington shares over the book value of Arlington’s net assets, is shown as follows:

Shares outstanding of Arlington	15,500,000
conversion factor	1.34
Equivalent shares in General Maritime	11,567,164
Average General Maritime closing share price *	$24.34
$281,568
Estimated transaction costs (2)	$8,200
Cost of the Acquisition	$289,768
Book value of net assets acquired	(91,630)
Excess of purchase price over net assets acquired	$198,138

Allocation of excess of purchase price over net assets acquired:

Vessels (3)	$158,171
Goodwill	56,493
Unfavorable long-term time charters (4)	(21,036)
Advances for future drydocks (5)	4,510
$198,138

*
Represents the average closing stock price of Historic General Maritime between August 4, 2008 and August 8, 2008, which encompasses the two business days before and after the Combination was announced on August 6, 2008.

(1)
As a result of the Combination, pursuant to the Merger Agreement, the former holders of the 31,323,758 shares of Historic General Maritime common stock outstanding immediately prior to the effective time of the Merger are entitled to receive 41,973,836 shares of New General Maritime common stock in exchange therefor (or 10,650,078 incremental shares). The resulting effect on the allocation of the equity issued by New General Maritime for the Arlington common shares is as follows:

Equity issued to effect merger	$281,568
Less: Equity of Arlington acquired	(91,630)
Additional equity to be recognized	189,938
Less: Par value of incremental shares issued by New Parent at $0.01 per share	(107)
Additional paid-in capital	$189,831

(2)
These costs represent fees and costs incurred by New General Maritime that are directly related to consummating the Combination, which mainly refer to fees payable to investment bankers, attorneys, accountants, printing and filing costs. In total, Historic General Maritime and Arlington expect to incur approximately $7 million and $10 million, respectively, in fees and costs associated with consummating the Combination.

(3)	The amount indicates the estimated fair value of Arlington’s fleet.

(4)
The amount relates to the liability arising from the fair value of Arlington’s leases and time charter contracts (“charters assumed”) that were assumed by New General Maritime upon consummation of the Combination. Fair value is determined by reference to market data. The estimated amounts reflected as a liability in the unaudited pro forma condensed combined balance sheet are based on the difference between the current fair value of charters with similar characteristics as the charters assumed and the net present value of future contractual cash flows from the charter contracts assumed. Such liabilities are amortized as an increase in revenue over the period of the charters assumed. Remaining contractual lives of the charters assumed range from 35 to 61 months.

(5)
The amount relates to Arlington’s technical management contracts. Payments under these contracts represent prepayments for drydockings to be performed in the future. In addition, the amount includes an asset arising from the fair value of Arlington’s technical management agreement which was assumed by New General Maritime upon consummation of the Combination. Fair value is determined by reference to market data. The estimated amounts reflected as an asset in the unaudited pro forma condensed combined balance sheet is based on the difference between the current fair value of technical management agreements with similar characteristics as the technical management contracts assumed and the net present value of the future contractual cashflows from the technical management contracts assumed. Such assets are amortized as an increase in depreciation and amortization over the period of the technical management contracts assumed. The remaining contractual lives of the technical management contracts assumed range from 35 to 61 months.

B.	To record the portion of the technical management contract for drydockings, which under New General Maritime’s accounting policy represents a prepaid asset until the date a vessel is drydocked.

	Nine months ended September 30, 2008	Year ended December 31, 2007
Arlington's historical direct vessel expense	$1 5,568	$19,956
Arlington's historical direct vessel expense excluding provision for drydock	14,786	18,943
	$782	$1,013

C.
To record increased depreciation of vessels based on preliminary assigned fair values of the vessels using Arlington’s remaining estimated average useful life of 19 years and the reversal of the depreciation on the vessels’ carrying values:

	Nine months ended September 30, 2008	Year ended December 31, 2007
Depreciation based on fair value of vessels	$17,342	$23,101
Historical depreciation of vessels	11,501	15,642
	$5,841	$7,459

D.
To record the $22 million of consideration for termination of Peter C. Georgiopoulos’ employment arrangement with Historic General Maritime and the guaranteed bonus of $8 million paid to Mr. Georgiopoulos pursuant to the executive transition plan. These amounts have been excluded from the pro forma condensed combined statements of income because such costs are nonrecurring and will not have a continuing impact on New General Maritime’s results of operations.